P.O. Box 20103
Kansas City, MO 64195
866.877.2525 • fax 816.713.8810
website:www.uspremiumbeef.com

February 20, 2009

TO:	USPB UNITHOLDERS
FROM:	STEVEN D. HUNT, CEO

RE:	PROPOSED ACQUISITION OF NATIONAL BEEF TERMINATED

U.S. Premium Beef, LLC (USPB) and National Beef Packing Company, LLC (National Beef) have entered into an agreement for the termination of the Membership Interest Purchase Agreement with JBS S.A. (JBS). Pursuant to the terms of the agreement, JBS’s proposed acquisition of National Beef has been terminated.

After lengthy negotiations, JBS did not agree to terms the U.S. Department of Justice required in order to complete the purchase of National Beef without pursuing it in U.S. District Court.

As a result of the termination, USPB will not be in a position to make the payments to the unitholders and the patronage notice holders that were contemplated in the Proxy Statement. USPB’s Board and management will continue to assess alternatives to address the timing and amounts of patronage notices to be paid out in the future.

While this was not the outcome we anticipated, I want to assure you that your board and management are excited about the opportunities we have through our ownership of National Beef. At our recent annual meeting I, along with John Miller, CEO of National Beef, outlined our record net income results that were achieved in fiscal year 2008. I also made projections for record results for tax (calendar) year 2008. As you are aware, our 2008 taxable income was $81.4 million resulting in a cash distribution of $32.5 million, or $44.25 per linked unit. Our integrated ownership and value-added business model, rooted in strong relationships with cattle producers and beef customers, puts us in a unique position to compete in this industry.

Rest assured, we will not allow the termination of the JBS agreement to distract us from our continued focus on serving your needs and the needs of our customers—both producers and consumers. Thank you for your continued support and involvement in U.S. Premium Beef.

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties are discussed in the most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q by USPB. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this release will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.